Exhibit 10.28

CVR PARTNERS, LP
PEFORMANCE INCENTIVE PLAN
(effective December 20, 2012)

1.             Purpose

The purpose of the Performance Incentive Plan is to enhance the ability of the Company’s general partner and any Subsidiary to attract, motivate, reward and retain employees, to strengthen their commitment to the success of the Company and to align their interests with those of the Company’s common unitholders by providing additional compensation to designated employees of the Company’s general partner or any Subsidiary based on the achievement of performance objectives. To this end, the Performance Incentive Plan provides a means of annually rewarding participants primarily based on the performance of the Company and its Operating Units.

2.             Definitions

(a)           “Award” shall mean the incentive award earned by a Participant under the Plan for any Performance Period.

(b)           “Base Salary” shall mean the Participant’s annual base salary actually paid by the Company, the Company’s general partner or any Subsidiary and received by the Participant during the applicable Performance Period. Annual base salary does not include (i) Awards under the Plan, (ii) long-term incentive awards, (iii) signing bonuses or any similar bonuses, (iv) cash payments received pursuant to CVR Energy Inc.’s Retirement Savings Plan, (v) imputed income from such programs as executive life insurance, or (vi) nonrecurring earnings such as moving expenses, and is based on salary earnings before reductions for such items as contributions under Section 401(k) of the Internal Revenue Code of 1986, as amended.

(c)           “Board” shall mean the Board of Directors of CVR GP, LLC, the Company’s general partner.

(d)           “CEO” shall mean the Chief Executive Officer of the Company’s general partner.

(e)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)            “Committee” shall mean the Compensation Committee of the Board; provided, however, that with respect to Employees other than the CEO, the Compensation Committee may delegate to the CEO the authority and responsibility to administer the Plan to the same extent as the Compensation Committee (or to such lesser extent as the Compensation Committee may provide) and if the Compensation Committee so delegates its authority and responsibility, references herein to the Committee shall be deemed to refer to the CEO to the extent such authority and responsibility has been so delegated.

(g)           “Company” shall mean CVR Partners, LP, its successors and assigns.

(h)           “Disability” shall mean permanent disability, as provided in CVR Energy, Inc.’s long-term disability plan.

(ij)           “Employee” shall mean any person (including an officer) employed by the Company’s general partner or any Subsidiary on a full-time salaried basis.

(j)            “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(k)           “Operating Unit”, for any Performance Period, shall mean a division, Subsidiary, group, product line or product line grouping for which an income statement reflecting sales and operating income is produced.

(l)            “Participant”, for any Performance Period, shall mean an Employee selected to participate in the Plan for such Performance Period.

(m)          “Performance Objectives” for any Performance Period, may be expressed in terms of (i) common unit price, (ii) earnings per common unit, (iii) operating income, (iv) return on equity or assets, (v) operating cash flow, (vi) free cash flow (vii) EBITDA, (viii) revenues, (ix) overall revenue or sales growth, (x) expense reduction or management, (xi) market position, (xii) total unitholder return, (xiii) return on investment, (xiv) earnings before interest and taxes (EBIT), (xv) net income, (xvi) pre-tax income,  (xvii) return on net assets, (xviii) economic value added, (xix) unitholder value added, (xx) cash flow return on investment, (xxi) net operating profit, (xxii) net operating profit after tax, (xxiii) return on capital, (xxiv) return on invested capital, (xxv) operational costs, (xxvi) cost reductions; (xxvii) cost ratios; (xxiii) reportable air emissions; (xxix) OSHA-recordable personal injuries; (xxx) facility reliability measured through the processing of fertilizer components and/or other measures relating to the operation of facilities, (xxxi) process safety incidents, (xxxii) any other financial or non-financial performance measure or (xxxiii) any combination, including one or more ratios, of the foregoing.  Performance Objectives may be expressed as a combination of Company and/or Operating Unit performance goals and may be absolute or relative (to prior performance or to the performance of one or more other entities or external indices), may be expressed in terms of a progression within a specified range and may be expressed subject to specified adjustments.

(n)           “Performance Period” shall mean the fiscal year of the Company or such time period designated by the Committee at the time that Performance Objectives are established and during which the performance of the Company and/or Operating Units will be measured.

(o)           “Person” shall mean a person within the meaning of Sections 13(d) and 14(d) of the 1934 Act.

(p)           “Personal Performance Percentage”, shall mean, with respect to Participants for any Performance Period, the percentage based on the Participant’s personal performance, as determined in accordance with Section 5(d) of the Plan.

(q)           “Plan” shall mean this CVR Partners, LP Performance Incentive Plan, as from time to time amended and in effect.

(r)            “Schedules” shall mean, for any Performance Period, the schedules described in Section 5(a) of the Plan.

(s)            “Subsidiary” shall mean a corporation or other entity with respect to which the Company owns at least 50% of the outstanding equity or other ownership interest of the corporation or other entity.

(t)            “Target Award”, for any Participant with respect to any Performance Period, shall mean the Participant’s Base Salary multiplied by his or her Target Award Percentage.

(u)           “Target Award Percentage” for any Participant with respect to any Performance Period, shall mean the percentage of the Participant’s Base Salary that the Participant would earn as an Award for that Performance Period if each of the Performance Objectives for that Performance Period were attained at a 100% level, and shall be determined by the Committee.

3.             Eligibility

(a)           Generally, all Employees who are at a level of Vice President or above are eligible to participate in the Plan for any Performance Period. However, participation may be limited to those Employees who, because of their significant impact on the current and future success of the Company, the Committee selects, in accordance with Section 5 of this Plan, to participate in the Plan for that Performance Period.

(b)           To be eligible to receive an Award in respect of any Performance Period an Employee shall have had at least three months active tenure during such Performance Period and be actively employed by the Company on the Award payment date. The Committee may approve, in accordance with Sections 7 and 8 of this Plan, exceptions for special circumstances.

(c)           If an Employee becomes a Participant during a Performance Period, such Participant may be granted an Award for that Performance Period which Award may be prorated based on the number of days that he or she is a Participant during that Performance Period.

4.             Administration

(a)           The administration of the Plan shall be consistent with the purpose and the terms of the Plan. The Plan shall be administered by the Committee. The Committee shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine the Company’s and, if applicable, each Operating Unit’s Performance Objectives and each Participant’s Target Award Percentage for each Performance Period, to approve all the Awards, to decide the facts in any case arising under the Plan and to make all other determinations and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate.

(b)           The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company, the Company’s general partner, the Subsidiaries, their respective unitholders and stockholders and all employees of the Company’s general partner and the Subsidiaries, including the Participants and their respective beneficiaries.

5.             Determination of Awards

(a)           For each Performance Period, the Committee shall determine the Employees who shall be Participants during that Performance Period and determine each Participant’s Target Award Percentage and may establish threshold and/or maximum Award percentages.  The Committee shall also establish the Performance Objectives for that Performance Period. The Participants, each Participant’s Target Award Percentage (and, if applicable threshold and/or maximum Award percentages) and the Performance Objectives for each Performance Period shall be set forth on a Schedule.  The Company shall notify each Participant of his or her Target Award Percentage (and, if applicable threshold and/or maximum Award percentages) and the applicable Performance Objectives for the Performance Period.

(b)           Generally, a Participant earns an Award for a Performance Period based on the Company’s and/or his or her Operating Unit’s achievement of the applicable Performance Objectives.  In addition, the Award for any Participant may be adjusted based on the Participant’s Personal Performance Percentage.  The Committee may determine that different Performance Objectives are applicable to different Participants, groups of Participants, Operating Units or groups of Operating Units with respect to a specific Performance Period.  The Committee may also establish a minimum threshold of Company or Operating Unit performance which must be achieved in order for any portion of an Award to be earned for that Performance Period.  Notwithstanding the foregoing, if in any Performance Period a minimum threshold of Company and/or Operating Unit performance is established and the Company’s and/or any Operating Unit’s actual performance as measured against that minimum threshold would otherwise preclude the earning of Awards for that Performance Period, the Committee may upon consideration of the events of the Performance Period, determine that Awards may be earned by Participants for that Performance Period.

(c)           Awards shall be earned by Participants in accordance with such formula or formulas determined by the Committee consistent with the provisions of this Plan.

(d)           Personal Performance Percentage. The performance of each Participant for a Performance Period may be evaluated and a Personal Performance Percentage for such Participant may be recommended for approval by the Committee.  If a Participant’s Personal Performance Percentage is approved, the Participant’s Award will be increased by such Personal Performance Percentage.

6.             Changes to the Target Award Percentage

(a)           The Committee may at any time prior to the final determination of Awards change the Target Award Percentage of the Participant or assign a different Target Award Percentage to the Participant to reflect any change in the Participant’s responsibility level or position during the course of the Performance Period.

(b)           The Committee may at the time Performance Objectives are established for a Performance Period, or at any time prior to the final determination of Awards  in respect of that Performance Period (a) provide for the manner in which performance will be measured against the Performance Objectives or (b) adjust the Performance Objectives to reflect the impact of (i)

any common unit dividend or split, recapitalization, combination or exchange of common units or other similar changes in the Company’s common units, (ii) specified transactions, (iii) special charges, (iv) foreign currency effects, (v) accounting or tax law changes and (vi) other extraordinary or nonrecurring events.

7.             Payment of Awards

Subject to the provisions of Section 8 of the Plan, each Award to the extent earned shall be paid in a single lump sum cash payment.  Payment of the Award shall be made as soon as practicable following the Performance Period, but in no event later than two and one-half months following the end of the Performance Period.

8.             Limitations on Rights to Payment of Awards

No Participant shall have any right to receive payment of an Award under the Plan for a Performance Period unless the Participant remains in the employ of the Company through the payment date of the Award for such Performance Period.  However, the Committee, in its sole discretion, may determine that a Participant whose employment terminates prior to the payment date of the Award for a Performance Period may receive a prorated portion of any earned Award, based on the number of days that the Participant was actively employed and performed services during such Performance Period.

9.             Designation of Beneficiary

A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant’s death prior to full payment of any Award hereunder, shall receive payment of any Award due under the Plan. Such designation shall be made by the Participant on a form prescribed by the Committee. The Participant may, at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Secretary of the Company’s general partner. If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving any payment of an Award, Awards payable under the Plan shall be paid to the Participant’s estate.

10.          Amendment; Termination

The Committee may at any time amend (in whole or in part) or terminate this Plan; provided, however that no such amendment or termination shall adversely affect any Participant’s rights to or interest in an Award granted prior to the date of the amendment or termination unless the Participant shall have agreed thereto.

11.          Miscellaneous Provisions

(a)           This Plan is not a contract between the Company and the Employees or the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Employee or any Participant any right to be retained in the employ of the

Company’s general partner or any Subsidiary. Neither the Company nor any of its Subsidiaries is under any obligation to continue the Plan.

(b)           A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section 9 of the Plan, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay Awards with respect to the Participant.

(c)           The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.

(d)           The Company shall have the right to deduct from the payment of any Awards all taxes or other amounts required by law to be withheld.

(e)           Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee of the Company’s general partner or any Subsidiary or to remove the individual from the employment of the Company’s general partner or any Subsidiary at any time, all of which rights and powers are expressly reserved.